Exhibit 1

Operating summary for adjusted regions reflecting new organizational operating structure(1)(2)

In thousands of U.S. dollars

NET SALES	1Q15	2Q15	3Q15	4Q15	2015
Mexico	765,715	745,487	669,021	671,597	2,843,164
USA	867,588	1,008,008	1,092,548	966,856	3,935,000
South, Central America and the Caribbean	467,510	517,386	476,182	435,967	1,894,336
Europe	747,578	925,739	921,149	833,566	3,426,772
Asia, Middle East and Africa	402,554	423,677	402,461	420,011	1,647,843
Others and intercompany eliminations	62,556	87,366	75,662	72,689	311,692

TOTAL	3,313,500	3,707,664	3,637,024	3,400,686	14,058,806

GROSS PROFIT	1Q15	2Q15	3Q15	4Q15	2015
Mexico	369,556	378,609	337,067	352,631	1,435,036
USA	159,333	245,229	283,838	262,895	951,296
South, Central America and the Caribbean	195,432	216,128	191,618	179,734	781,149
Europe	172,545	263,400	278,105	230,531	943,697
Asia, Middle East and Africa	116,470	136,063	128,213	130,048	510,898
Others and intercompany eliminations	4,606	28,559	18,825	19,441	83,713

TOTAL	1,017,942	1,267,989	1,237,667	1,175,279	4,705,789

OPERATING EARNINGS BEFORE OTHER EXPENSES, NET	1Q15	2Q15	3Q15	4Q15	2015
Mexico	221,678	216,545	183,074	194,846	814,517
USA	(32,286)	54,171	71,819	74,939	168,643
South, Central America and the Caribbean	127,840	139,922	119,662	105,912	492,389
Europe	5,179	67,484	79,299	25,119	176,129
Asia, Middle East and Africa	69,621	75,105	69,463	69,279	283,351
Others and intercompany eliminations	(56,194)	(69,325)	(83,972)	(60,140)	(263,520)

TOTAL	335,837	483,902	439,346	409,955	1,671,510

OPERATING EBITDA	1Q15	2Q15	3Q15	4Q15	2015
Mexico	261,511	256,045	219,511	230,760	965,838
USA	63,787	155,931	172,484	173,244	565,446
South, Central America and the Caribbean	147,872	160,411	139,044	124,633	570,850
Europe	52,782	117,767	130,867	88,572	389,723
Asia, Middle East and Africa	89,132	94,832	88,629	89,676	362,179
Others and intercompany eliminations	(50,307)	(59,993)	(74,085)	(45,639)	(223,359)

TOTAL	564,778	724,992	676,449	661,246	2,630,677

(1)	Amounts are not audited and are shown for reference purposes only, giving effect to CEMEX’s new organizational operating structure effective January 1, 2016. The Europe region includes operations in the Czech Republic, France, Germany, Latvia, Poland, Spain and the United Kingdom as well as trading operations in several Nordic countries. The Asia, Middle East and Africa region includes operations in Egypt, Israel, Malaysia, the Philippines and the United Arab Emirates. Excludes results for Croatia, Bangladesh and Thailand which are treated as discontinued operations.
(2)	Information for Mexico, USA and the South, Central America and the Caribbean region remains unchanged versus the previously reported results.